Exhibit 10.13

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) dated July 17, 2015 (the “Effective Date”), is made and entered into by and among ECA World Fitness Alliance, a corporation formed under the laws of the State of Delaware with offices located at 414 East Beech Street, Long Beach, NY 11561 (“ECA”), Carol Scott, an individual and sole owner of ECA (“Carol Scott”) with an address located at 414 East Beech Street, Long Beach, NY 11561, and MeeMee Media Inc., a corporation formed under the laws of the State of Nevada, or its designees and assigns with offices located at 33 Willow Avenue, Toronto, Canada M4E 3K1 (“MM”), with respect to the following facts:

A. ECA is an international organization and association representing the wellness and fitness community which is owned 100% by Carol Scott. ECA produces online ECA e-news, offers workshops, seminars, on line events, continuing education and webinars, resource materials, networking opportunities and a wide array of individual member benefits, including annual conventions, in the fitness industry (the “Business”).

B. ECA desires to exclusively and perpetually license its Marks and Intellectual Property (as defined below) to MM and MM desires to acquire an exclusive and perpetual right and license to the Marks and Intellectual Property for MM to market, sell and otherwise commercialize Products and Services (as defined below) throughout the world (the “Territory”).

ACCORDINGLY, the parties, intending to be legally bound, agree as follows.

1. Definitions

1.1 “Intellectual Property” shall mean, collectively, any and all brand, trademarks, servicemarks, insignias, logos and other proprietary marks (collectively “Marks”), copyrights, URL’s, domain names and Know How, and any and all other intellectual property rights owned, held or controlled by ECA, existing as of the Effective Date or any time thereafter, that MM may request, require or use in the exercise of its rights under this Agreement, which rights shall include, without limitation, those Marks, URLs and domain names listed on Exhibit A.

1.2 “Know-How” shall mean all inventions (whether or not patentable) and all confidential, technical, or proprietary information, trade secrets, documents, materials, processes and knowledge owned or controlled by ECA that would be necessary or useful in order to enable MM to utilize fully the rights granted by ECA under this Agreement; including, without limitation, information and knowledge regarding inventions, discoveries, techniques, systems, methods, formulae and processes of any type, sourcing, designs, manufacturing and design information, and other information, relating to the Products and Services.

1.3 “Net Revenue” shall mean revenue received by MM from the sales of Products and Services, less the total of:

(a) Trade, cash and/or quantity discounts actually allowed or accrued;

(b) Excise, sales and other consumption taxes and custom duties to the extent such taxes are remitted to the applicable taxing authority;

(c) Freight, insurance and other charges;

(d) Amounts repaid, credited or accrued by reason of returns, rejections, defects, bad debt or recalls or because of chargebacks, retroactive price reductions, write-offs, refunds or billing errors;

(e) Payments and rebates directly related to the sale of Products and Services accrued, paid or deducted in a manner consistent with generally accepted accounting principles; and

(f) Any other similar and customary deductions taken.

1.4 “Products” shall mean any and all products now or hereafter developed, manufactured, produced, offered or sold by MM under the ECA brand.

1.5 “Services” shall mean any and all services now or hereafter developed, provided, offered or sold by MM under the ECA brand, including any and all fitness related services, memberships, shows, conferences, seminars, workshops, webinars and other events.

2. LICENSE

2.1 License Grant. ECA hereby grants to MM an exclusive, non-revocable, perpetual, unlimited, fully paid license to use, sell, assign and otherwise commercialize the Intellectual Property and Know-How in the Territory, with the right to sublicense, to develop, have developed and register derivative works and any Marks that have not been registered in the Territory, in conjunction with the manufacture, production, import, export, use, marketing, promotion, offer and sale of the Products and Services, or otherwise in relation to the commercialization of the Products, Services, Business and the other rights related to this Agreement. Such license grant shall include, without limitation, the right of MM to be the exclusive producer of all ECA branded conferences, seminars, webinars, workshops and other events in the Territory and to exclusively produce and sell any and all content and materials related to seminars, webinars, conferences, workshops, shows and classes under the ECA name or otherwise using the Intellectual Property in any way.

2.2 Exclusive Grant of Rights. The rights granted to MM in Section 2.1 are perpetual and exclusive in the Territory. During the term of this Agreement, (a) ECA shall not develop, have developed, make, have made, import, export, use, sell, offer for sale, have sold, or otherwise dispose of, and otherwise commercialize Products, Services or Business, directly or indirectly, in the Territory; (b) ECA shall not grant any licenses to the Intellectual Property or Know-How as provided in Section 2.1 to any third party; (c) each ECA and Carol Scott shall not own any interest in any other company or carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise in carrying on any business similar to or competing with MM business in fitness industry anywhere in the Territory (other than as a holder of not more than five per cent of the issued voting securities of any company listed on The NASDAQ Stock Market or any registered national securities exchange); and (d) each ECA and Carol Scott shall not, either on its own account or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away from MM any customer for the Products and Services in the Territory.

2.3 Initial Royalty. In exchange for the license grant provided to MM under this Agreement, upon execution of this Agreement, MM shall issue to Carol Scott the initial royalty in the amount of One Million (1,000,000) common shares of MM.

2.4 Additional Royalty. In exchange for the license grant provided to MM under this Agreement, upon execution of this Agreement, Carol Scott shall be entitled to the following additional royalty:

(a) In the event MM achieves the Net Revenue from the sales and commercialization of Products and Services pursuant to the license grant described in this Agreement (the “Year 1 Milestone Revenue”) in the amount of $60,000 during the first twelve (12) month period from the Effective Date (the “Year 1 Target”), MM shall grant Carol Scott an additional amount of Three Hundred Thousand (300,000) shares of common stock of MM (the “Year 1 Payment”). However, in the event during the first twelve (12) month period from the Effective Date the Year 1 Milestone Revenue is less than the Year 1 Target, the Year 1 Payment shall be reduced by twenty (20) shares of common stock of MM for every dollar that the Year 1 Milestone Revenue during the first twelve (12) month period from the Effective Date is below the Year 1 Target.

(b) In the event MM achieves the Net Revenue from the sales and commercialization of Products and Services pursuant to the license grant described in this Agreement (the “Year 2 Milestone Revenue”) in the amount of $75,000 or more during the second twelve (12) month period from the Effective Date (the “Year 2 Target”), MM shall grant Carol Scott an additional amount of Three Hundred Thousand (300,000) shares of common stock of MM (the “Year 2 Payment”). However, in the event during the second twelve (12) month period from the Effective Date the Year 2 Milestone Revenue is less than the Year 2 Target, the Year 2 Payment shall be reduced by twenty (20) shares of common stock of MM for every dollar that the Year 2 Milestone Revenue during the second twelve (12) month period from the Effective Date is below the Year 2 Target.

(c) The Year 1 Payment, if earned, shall be issued within 60 days after the end of the first twelve (12) month period. The Year 2 Payment, if earned, shall be issued within 60 days after the end of the second twelve (12) month period. Except as provided in Section 2.3 and 2.4, MM shall not have any other payment or compensation obligations to ECA or Carol Scott for the duration of the term of this Agreement.

(d) Neither ECA nor MM has provided any guarantees as to the amount of Net Revenue which may be achieved.

2.5 Marriott Payment. MM shall be responsible for payment of the outstanding amount of $89,913.45 owed by ECA to the Marriott Marquis Hotel in New York, New York.

2.6 Representations of Carol Scott. The Company will issue the shares of common stock of MM as royalty pursuant to this Agreement (collectively, the “Securities”) to Carol Scott in reliance upon the following representations made by Carol Scott:

(a) Carol Scott acknowledges and agrees that the Securities are characterized as “restricted securities” under the Securities Act of 1933 (as amended and together with the rules and regulations promulgated thereunder, the “Securities Act”) and that, under the Securities Act and applicable regulations thereunder, such securities may not be resold, pledged or otherwise transferred without registration under the Securities Act or an exemption therefrom. Carol Scott acknowledges and agrees that (i) the Securities are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, and the shares of common stock have not yet been registered under the Securities Act, and (ii) the Securities may be offered, resold, pledged or otherwise transferred only in a transaction registered under the Securities Act, or meeting the requirements of Rule 144, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests) and in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction.

(b) Carol Scott acknowledges and agrees that (i) the registrar or transfer agent for the shares of common stock will not be required to accept for registration of transfer any shares except upon presentation of evidence satisfactory to MM that the restrictions on transfer under the Securities Act have been complied with, and (ii) any shares of common stock in the form of definitive physical certificates will bear a restrictive legend.

(c) Carol Scott acknowledges and agrees that: (i) the Securities are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (ii) Carol Scott is acquiring the Securities solely for her own account for investment purposes, and not with a view to the distribution thereof in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction; (iii) Carol Scott is a sophisticated purchaser with such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of acquiring the Securities; (iv) Carol Scott has had the opportunity to obtain from MM such information as desired in order to evaluate the merits and the risks inherent in holding the Securities; (v) Carol Scott is able to bear the economic risk and lack of liquidity inherent in holding the Securities; (vi) Carol Scott is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, and the ACCREDITED INVESTOR QUESTIONNAIRE provided by MM has been completed by Carol Scott truthfully and accurately; and (vii) Carol Scott either has a pre-existing personal or business relationship with MM or its officers, directors or controlling persons, or by reason of Carol Scott’s business or financial experience, or the business or financial experience of her professional advisors who are unaffiliated with and who are not compensated by MM, directly or indirectly, have the capacity to protect her own interests in connection with the purchase of the Securities.

(d) Carol Scott's investment in MM is consistent, in both nature and amount, with Carol Scott’s overall investment program and financial condition. Carol Scott has had the opportunity to review MM’s public reports filed with the Securities and Exchange Commission which contain the most recent public information regarding MM (the “SEC Filings”). Carol Scott has not been furnished any literature other than this Agreement and the SEC Filings and is not relying on any information, representation or warranty by MM or any of its affiliates or agents, other than information contained in this Agreement and the SEC Filings, in determining whether to acquire the Securities.

(e) Carol Scott’s principal residence/principal place of business is in the state identified on the first page above.

2.7 Ownership of Intellectual Property Rights and Branding. Except as provided in this Agreement, ECA shall retain ownership of the Intellectual Property. Notwithstanding the foregoing, MM may create new marks, copyrights and other intellectual property, including, without limitation, the derivative works of the Intellectual Property, in which ECA shall have no right, title or interest. MM shall be permitted, at its own cost, to register in its name newly created marks and other intellectual property. In such a case, ECA agrees to cooperate with, and provide reasonable assistance to, MM in the completion, execution and filing of all reasonable documentation as may be required by MM to secure MM’s rights in the newly created intellectual property.

2.8 Infringement of Intellectual Property Rights. In the event that either party becomes aware of any third party infringing any of the Intellectual Property in the Territory it shall notify the other party of such infringement immediately. In the event of infringement of any of the Intellectual Property in the Territory, MM shall have the right to take such actions as it may deem reasonable to stop the infringing activity in the Territory, including without limitation initiating legal proceedings against any infringing person, and MM shall have sole control over such actions and proceedings, including over the settlement thereof. ECA shall cooperate with and provide reasonable assistance to MM in the prosecution of any claim against a person in the Territory for infringement of the Intellectual Property, and agrees to be named as a party to any legal proceedings related thereto as may be necessary. MM shall bear responsibility for all costs associated with such actions or proceedings, and MM shall be reimbursed for those costs from the proceeds of any such actions or proceedings, and MM shall retain any remaining proceeds derived from the settlement or prosecution.

3. CONSULTING AGREEMENT. Effective as of the Effective Date, MM and Carol Scott shall enter into the Consulting Agreement in the form attached hereto as Exhibit B.

4. OPTION TO PURCHASE ECA BUSINESS. At any time during the term of this Agreement, MM shall have the right to purchase any and all assets, Intellectual Property, inventory, products and business of ECA worldwide (the “ECA Business”). The purchase price of the ECA Business will be $1.00 and shall be completed pursuant to a form of purchase agreement prepared by MM and shall contain such representations, warranties and indemnities by ECA and Carol Scott as are customary for a transaction of this nature. The purchase of the ECA Business shall not include any liabilities. The purchase of the ECA Business by MM shall not reduce or eliminate MM’s payment obligations set forth in Section 2.3 and Section 2.4.

5. TERM AND TERMINATION

5.1 Term. This Agreement is effective as of the Effective Date and will continue until terminated in accordance with this Agreement.

5.2 Termination. Each non-defaulting party may terminate this Agreement during an occurrence of an Event of Default which was not cured during any applicable cure periods, by giving the written notice required by this Agreement to the defaulting party. In the event this Agreement has been terminated by ECA due to an Event of Default by MM provided in Section 6.2, then upon effectiveness of the termination, all rights to the Intellectual Property granted by this Agreement to MM shall expire.

6. DEFAULT

6.1 Event of Default by ECA. The following shall constitute an “Event of Default” by ECA under this Agreement:

(a) ECA or Carol Scott breaches its obligations under this Agreement, including without limitation, Section 2.1, 2.2, 7.2 and 7.3;

(b) ECA files a petition in bankruptcy or its equivalent or is adjudicated bankrupt or insolvent or makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy or insolvency laws, or if ECA discontinues or dissolves its business, or if a receiver or its equivalent is appointed for ECA or its business and such receiver or its equivalent is not discharged within 30 days, or any events occur which is analogous under foreign jurisdiction to any of the foregoing events;

(c) ECA or Carol Scott engages in any illegal, unfair or deceptive business practices or unethical conduct whatsoever, whether or not related to any Products, Services or Business.

6.2 Event of Default by MM. The following shall constitute an “Event of Default” by MM under this Agreement: MM fails to provide timely payment of royalties pursuant to Sections 2.3, 2.4 and 2.5 under this Agreement and such breach continues for a period of 60 days after ECA gives a written notice to MM specifying such failure.

6.3 Remedies. Upon the occurrence of an Event of Default the aggrieved party may avail itself of any and all remedies at law or in equity including, without limitation, the right to terminate this Agreement as provided in Section 5.2. In addition, upon the occurrence of an Event of Default by ECA or Carol Scott, Carol Scott shall be obligated to return, assign and transfer to MM upon its written request any and all shares of common stock of MM issued pursuant to this Agreement.

7. Warranties

7.1 Mutual Warranties. Each party warrants to the other party that:

(a) it has the right to enter into this Agreement, and that it has not and shall not make any commitments to or agreements with others inconsistent with this Agreement. Each party acknowledges that no other party or agent or attorney of the other party or any other person or entity has made any promise, representation of fact or law, or warranty whatsoever, not contained within this Agreement, concerning the subject matter hereof, to induce the execution of this Agreement, and each signatory to this Agreement hereby acknowledges that it has not executed this instrument in reliance on any such promise, representation or warranty not contained herein.

(b) the execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions of this Agreement does not and will not violate, conflict with or result in a breach of any of the terms or provisions of (i) any other contractual or other agreements or obligations of such party, (ii) the provisions of its charter, operating documents or bylaws, or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which it or any of its property is bound except where such breach or conflict would not materially impact the party's ability to meet its obligations hereunder; and

(c) it shall comply in all material respects with all laws, rules and regulations applicable to its performance under this Agreement.

7.2 Licensed Intellectual Property Rights.

(a) ECA warrants that it is the sole owner of and that it holds good title to the Intellectual Property, free and clear of all liens, claims, security interests, charges and other encumbrances of any kind, and no third party has any right, title or interest in or to the Intellectual Property.

(b) The Intellectual Property constitute all of ECA’s intellectual property rights that are necessary or useful for MM to develop, have developed, make, have made, import, export, use, sell, offer for sale, have sold, or otherwise dispose of, and otherwise commercialize Products and Services and to otherwise exercise its rights under this Agreement.

7.3 Intellectual Property Infringement. ECA warrants that it has the right to grant the license pursuant to this Agreement and that the Products and Services and the Intellectual Property does not infringe any patent, trademark, copyright or other proprietary rights of any third party, nor has any claim (whether or not embodied in an action, past or present) of such infringement been threatened or asserted, nor is such a claim pending, against ECA.

8. Indemnification. Each ECA and Carol Scott shall jointly and severally indemnify and hold harmless MM and its subsidiaries, affiliates, customers, directors, officers, employees, agents, successors and assigns from and against any and all liability, damages, losses, claims, demands, judgments, costs and expenses of every nature and kind (including attorneys’ fees) that arise out of or result from (a) any breach of any material terms of this Agreement, including any representation or warranty contained in this Agreement, (b) injury to, or death of, any person, or damage to or destruction of property, arising out of or incidental to, or in any way resulting from the Products, Services and/or Intellectual Property, (c) any claim that the Products, Services or Intellectual Property infringes a patent, copyright, proprietary right, or other intellectual property right, or constitutes an unlawful disclosure, use or misappropriation of another party’s trade secret without such party’s consent; and (d) any the acts or omissions, whether negligent or otherwise, of ECA, its employees, consultants, subcontractors or agents in performance of this Agreement.

9. Limitation of liability. Except for claims arising from a breach of Section 2.2, 2.6, 7.2, 7.3 and 8, neither party shall be liable to the other for any consequential, incidental, indirect, punitive, or special damages, however caused and regardless of legal theory of foreseeability, directly or indirectly arising under this Agreement.

10. MiSCELlANEOUS

10.1 Further Assurances. The parties will (i) furnish upon request to each other further information, (ii) execute and deliver to each other documents, and (iii) do other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. A party who fails to comply with this section shall reimburse the other party for all costs and expenses, including attorneys’ fees and court costs, as the result of such failure.

10.2 Notices. All notices or requests required to be given pursuant to this Agreement and all other communications related to the Agreement will be in writing signed by the party making it and will be deemed to have been duly given if personally delivered or sent by email or telefax (with a confirmation of receipt), or overnight delivery courier service as follows:

If to MM:

33 Willow Avenue

Toronto, Ontario, Canada

M4E 3K1

Tel: 1 (416) 903-6691

Email: info@meemeemedia.com

Facsimile: 1 (888) 848-3972

If to ECA:

414 East Beech Street

Long Beach, NY

11561

Tel: 1 (516) 432-6877

Email: carol@ecaworldfitness.com

Facsimile: 1 (516) 578-7350

If to Carol Scott:

414 East Beech Street

Long Beach, NY

11561

Tel: 1 (516) 578-7350

Email: carol@ecaworldfitness.com

Facsimile: 1 (516) 432-7044

Notice will be given to such other representatives or at such other addresses as a party may furnish to the other party entitled to notice pursuant to the foregoing. Any notice given personally shall be deemed to have been served on delivery, any notice given by overnight delivery courier service shall be deemed to have been served two business days after the same shall have been delivered to the courier, and any notice given by facsimile or email transmission shall be deemed to have been received one business day after confirmation of receipt.

10.3 Compliance with Laws, Regulatory Approvals. Each of the parties will comply with the provisions of all laws and all orders, rules and regulations applicable to their performance under this Agreement.

10.4 Legal Relationships. MM, ECA and Carol Scott are, and at all times during the effective period of this Agreement will remain, independent contractors. At no time will either party represent to any third party that it is the agent of the other for any reason whatsoever. In no event will either party at any time have authority to make any contracts or commitments on behalf of or as an agent of the other party.

10.5 Assignment. MM shall have the right to assign this Agreement or any rights, responsibilities, or obligations in this Agreement, without the written approval of ECA. ECA shall not assign this Agreement or any of its rights, responsibilities, or obligations in this Agreement, without the written approval of MM.

10.6 Waiver. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of the right, power or privilege, and no single or partial exercise of any right, power or privilege will preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. To the extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving the notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.7 Expenses. Each party will bear its own expenses incurred in connection with the negotiation, drafting, implementation and performance of this Agreement.

10.8 Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, United States of America as applied to agreements entered into and fully performed therein by residents thereof. THE PARTIES IRREVOCABLY AGREE THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENTOR ITS BREACH, WHETHER IN TORT, CONTRACT OR OTHERWISE SHALL BE BROUGHT EXCLUSIVELY IN A STATE COURT OF COMPETENT JURISDICTION IN CLARK COUNTY, STATE OF NEVADA OR IN A FEDERAL COURT OF COMPETENT JURISDICTION INCLARK COUNTY, STATE OF NEVADA. BY EXECUTING THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS IN PERSON, GENERALLY AND UNCONDITIONALLY IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING.

10.9 Entire Agreement and Modification. This Agreement and the Exhibits to this Agreement are made a part of and are hereby incorporated into this Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous discussions, negotiations or arrangements of the parties with respect to the matters contained in this Agreement. No amendment, modification, or waiver of any provisions of this Agreement or consent will be effective unless in writing signed by duly authorized officers or representatives of both parties. In the event of conflict between this Agreement and its Exhibits, this Agreement shall prevail. This Agreement shall not be interpreted against a party by virtue of that party’s drafting of the Agreement or any provision of this Agreement.

10.10 Attorneys' Fees. In the event of a dispute under this Agreement which results in arbitration or litigation, the prevailing party shall be entitled to recover its costs and attorneys' fees.

10.11 Survival of Obligations. Upon expiration or termination of this Agreement, Sections 2.6, 6.3, 7, 8, 9 and 10 of this Agreement shall continue in full force and effect.

10.12 Severability. If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement shall continue in full force and effect.

10.13 Counterparts and Facsimile Signatures. The Agreement may be executed in two or more counterparts and may be delivered by facsimile or by electronic mail in portable document format or other means intended to preserve the original graphic content of a signature. Each of such counterparts shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first set forth above.

ECA World Fitness Alliance By:/s/ CAROL SCOTT Name: Carol Scott Title: CEO Carol Scott By: /s/ CAROL SCOTT Name: Carol Scott, an individual	MeeMee Media, Inc. By: /s/ MARTIN DOANE Name: Martin Doane Title: President and CEO

[SIGNATURE PAGE TO EXCLUSIVE LICENSE AGREEMENT]

EXHIBIT A

Intellectual Property Rights

URLs:

www.ECAworldfitness.com

List all other Intellectual Property Rights:

•	ECA membership database
•	ECA conference website
•	ECA online membership registration platform

EXHIBIT B

CONSULTING AGREEMENT